SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (date of earliest event reported):
March 20, 2006

FastFunds Financial Corporation
(Exact name of registrant as specified in charter)

Nevada	333-1026D	87-0425514
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification number)

11100 Wayzata Boulevard, Suite 111
Minnetonka, MN 55305
(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (952) 541-0455

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 14, 2006, FastFunds Financial Corporation (“FastFunds” or the “Registrant”) and Equitex, Inc. (“Equitex”), the majority owner of the Registrant holding approximately 81% of the Registrant’s outstanding common stock, entered into a Secured Promissory Note (“Note”), Stock Pledge Agreement (“Pledge”), and Profit Participation Agreement (“Profit Participation Agreement”) through which FastFunds loaned to Equitex $5,000,000. The Note is due and payable on March 14, 2007 and accrues interest at 10% per annum payable at three, six and nine months from the issuance date. Pursuant to the Pledge, Equitex has pledged all of its recently acquired shares of Hydrogen Power, Inc. to guarantee payment of the Note. As additional consideration for issuance of the Note, the parties executed the Profit Participation Agreement, whereby Equitex granted to FastFunds a Net Profit Interest, as defined in the Agreement, in the amount of 10% of the net profit derived from the operations of Hydrogen Power, Inc. during the period in which the Note is outstanding.

Item 9.01 Financial Statements, Pro Forma Financial Information and Exhibits

(c) Exhibits.

10.1	Secured Promissory Note between Equitex, Inc. and FastFunds Financial Corporation dated March 14, 2006. (Filed herewith)
10.2	Stock Pledge Agreement between Equitex, Inc. and FastFunds Financial Corporation dated March 14, 2006. (Filed herewith)
10.3	Net Profit Interest Agreement between Equitex, Inc. and FastFunds Financial Corporation dated March 14, 2006. (Filed herewith)

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FASTFUNDS FINANCIAL CORPORATION
Date: March 20, 2006	By: /s/ Thomas B. Olson Thomas B. Olson, Corporate Secretary